FORM 10-K                                    Page 193

Exhibit 4.3(f)

         THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                c/o Prudential Capital Group
                     Four Gateway Center
                  Newark, New Jersey 07102



                     As of June 30, 1995



CONE MILLS CORPORATION
1201 Maple Street
Greensboro, North Carolina 27405
Attention: David Bray, Treasurer

Ladies and Gentlemen:

     This letter is to amend the Note Agreement dated as of August 13, 1992, as amended previously (the "Note Agreement") between Cone Mills Corporation (the "Company") and The Prudential Insurance Company of American ("Prudential"). Capitalized words in this letter shall have the same meaning as in the Note Agreement except as otherwise defined herein. Prudential and the Company agree that the Note Agreement shall be amended as follows:

     1. Paragraph 6A is hereby amended and restated in its entirety as follows:

          6A. Funds from Operations to Debt Ratio. The
          Company covenants that it will not permit its Funds from Operations to Debt Ratio to be less than 20% at the end of any fiscal quarter during 1995 and 26% at the end of any fiscal quarter thereafter.

     2. Except as amended herein, all of the terms, conditions and obligations of the Note Agreement shall remain in full force and effect.

     3. This letter supercedes our letter to you dated as of June 30, 1995, a copy of which is attached hereto.


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FORM 10-K                                    Page 194

Exhibit 4.3(f)   (continued)



Cone Mills Corporation
As of June 30, 1995
Page 2



If you agree to these changes, please sign each copy of this letter enclosed and return two of them to Prudential, at which time this letter shall become a binding agreement as of the date first above written.

Very truly yours,

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA

By: /s/ Robert Derrick
    Vice President

Agreed to and accepted
as of June 30, 1995

CONE MILLS CORPORATION

By: /s/ David E. Bray
    Treasurer